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                                                                    EXHIBIT 4.2

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, NY 10004


John Nuveen & Co., Incorporated                                 August 6, 1997
33 West Wacker Drive
Chicago, Illinois 60606

     Re:  Nuveen Unit Trust
          Nuveen-Standard & Poor's Quality Equity Portfolio,
          Series 2, August 1997


Dear Sirs:

    The Chase Manhattan Bank is acting as Evaluator for the series of Nuveen Unit Trust set forth above (the "Trust"). We enclose a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of the close of business on August 5, 1997 in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust for Nuveen Unit Trust Series 4 and subsequent. We consent to the reference to The Chase Manhattan Bank as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-31677) filed with the Securities And Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.


                                        Very Truly Yours,


                                        /s/  Timothy Kelley
                                        ---------------------------------
                                        Timothy Kelley
                                        Second Vice President